Exhibit 10.2

EXECUTION VERSION

CHARTER COMMUNICATIONS, INC.
400 Washington Boulevard
Stamford, CT 06902

August 19, 2026

Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, GA 30328
Attention:  Executive Vice President,
Chief Legal Officer and Corporate Secretary
Email: Jennifer.Hightower@coxinc.com

Re:  Cox Participation in Charter Share Repurchases and Tax Distributions

Ladies and Gentlemen:

With reference to our recent discussions concerning certain matters, the following confirms our agreement to be legally bound as follows:

1.
Capitalized terms used and not otherwise defined in this letter agreement shall have the respective meanings ascribed to such terms in the Second Amended and Restated Limited Liability Company Agreement of Charter Communications Holdings, LLC (“Charter Holdings”), dated as of August 19, 2026, by and among Charter Holdings, Charter Communications Inc. (“Charter”), CCH II, LLC, Advance/Newhouse Partnership, Cox Communications Equity Holdings, Inc. (“Cox NewCo”), Segra Acquisition Holdings, Inc., Fiber Holdings Acquisitions Holdings, Inc., Fiber Blocker Acquisition Holdings, Inc., Rapid Scale Acquisition Holdings, Inc., CCH Holding Company, LLC, Hunter Acquisition Holding, Inc., Insight Blocker, LLC, Cabot Acquisition Group, Inc., and the other party or parties thereto (as it may be amended or supplemented from time to time, the “LLC Agreement”).

2.	The parties agree to complete the transactions set forth on Annex A hereto on the terms set forth therein.

3.
Charter and Cox Enterprises, Inc. (“Cox”) acknowledge and agree that the redemptions by Charter of Common Units from Cox NewCo pursuant to Section 3.2(b)(iv) of the LLC Agreement shall be in lieu of, and not in addition to, repurchases or redemptions pursuant to Annex A hereto; therefore, to the extent Charter redeems Common Units from Cox NewCo pursuant to Section 3.2(b)(iv) of the LLC Agreement in any Repurchase Period (as defined in Annex A hereto), the number of Common Units so redeemed (the “Tax Distribution Repurchased Units”) shall be deducted from the number of Potential Repurchase Shares (but shall not cause the number of Potential Repurchase Shares to be less than zero; provided that any excess Tax Distribution Repurchased Units that would have reduced the number of Potential Repurchase Shares to less than zero shall instead reduce the number of Potential Repurchase Shares in the succeeding Repurchase Period) in respect of such Repurchase Period.

4.
For the avoidance of doubt, nothing set forth in this letter agreement shall limit, restrict, amend or otherwise modify the provisions of the LLC Agreement, including, without limitation, the provisions relating to redemptions and distributions (including, without limitation, Section 3.2(b)(iv) and Section 5.4 of the LLC Agreement).

5.
This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

6.
Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the Court of Chancery of the State of Delaware (the “Chosen Court”), and solely in connection with claims arising under this letter agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with paragraph 7. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this letter agreement brought in the Chosen Court shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

7.
Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (provided that no email transmission error is received by the sender), shall be deemed to have been duly given on the date such notice is received (as evidenced by confirmation of delivery or receipt), and, in each case, shall be sent as follows:

If to Charter Communications, Inc.:

Charter Communications, Inc.
400 Washington Boulevard
Stamford, CT 06902
Attention: Executive Vice President, General Counsel and Corporate Secretary
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen
John L. Robinson
Steven R. Green

Telephone:	(212) 403-1000
Email:	sacohen@wlrk.com
jlrobinson@wlrk.com
srgreen@wlrk.com

If to Cox Enterprises, Inc.:

Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, Georgia 30328
Attention: Executive Vice President, Chief Legal Officer and Corporate Secretary
E-Mail:	[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Bradley C. Faris, Victoria E. VanStekelenburg
Email: Bradley.faris@lw.com, Victoria.vanstekelenburg@lw.com

8.
This letter agreement (including Annex A) and the LLC Agreement, together with the documents referenced herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.  Charter hereby covenants and agrees that it is not party to, and will not enter into, any agreement, arrangement or understanding that would violate, conflict with or, prevent Charter from complying with, the terms of this Agreement.

9.
This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same letter agreement) and shall become effective as of the date first set forth above. Delivery of an executed counterpart of a signature page of this letter agreement via e-mail shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature Page Follows]

Sincerely,

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name:	Jessica M. Fischer
Title:	Chief Financial Officer

CHARTER COMMUNICATIONS HOLDINGS, LLC

By:	/s/ Jessica M. Fischer
Name:	Jessica M. Fischer
Title:	Chief Financial Officer

Received and Acknowledged:

COX ENTERPRISES, INC.

By:	/s/ Dallas S. Clement
Name:	Dallas S. Clement
Title:	President

[Letter Agreement re: Cox Buybacks]

Annex A

Cox Participation in Charter Share Repurchases

Section I

1.
Charter, Charter Holdings and Cox (on behalf of itself and each other Cox Party (as defined in the Third Amended and Restated Stockholders Agreement, dated as of the date hereof, between Charter, Cox, Cox NewCo, A/N and the other parties thereto (as it may be amended or supplemented from time to time, the “Stockholders Agreement”)) hereby agree on the following standing bilateral share repurchase agreement.

2.
On the sixth Business Day following the last Business Day of each calendar month (each such last Business Day, a “Monthly Determination Date”) on which a Repurchase Period (defined below) ends, Charter will provide written notice, (each, a “Charter Repurchase Notice”) to Cox, in respect of such Repurchase Period containing:

(a)
the number of shares of Class A Common Stock directly or indirectly repurchased or redeemed (including through the repurchase or redemption of convertible equity securities) by Charter during the Repurchase Period (other than from Cox or any other Cox Party or A/N or any other A/N Party (as defined in the Stockholders Agreement)), which, for the avoidance of doubt, shall include all shares of Class A Common Stock, Common Units or Convertible Preferred Units (as defined in the LLC Agreement) in Charter Holdings repurchased or redeemed during the Repurchase Period (the “Monthly Repurchased Shares”);

(b)
the number of shares of Class A Common Stock that would be outstanding on an as-exchanged, as-converted basis (without duplication) as of the start of such Repurchase Period (other than any shares held by Cox or any other Cox Party or A/N or any other A/N Party (the “Beginning Monthly Share Balance”);

(c)
the number of shares of Class A Common Stock held by the Cox Parties or represented by Common Units or Convertible Preferred Units (as defined in the LLC Agreement) in Charter Holdings held by the Cox Parties on an as-exchanged, as-converted basis as of the start of such calendar month (the “Cox Total Shares”);

(d)
the per share price to be paid by Charter pursuant to Section I.4 of this Annex A to purchase from Cox or the applicable Cox Party shares of Class A Common Stock or Common Units (the “Repurchase Price”), which price shall be the average price at which the Monthly Repurchased Shares (other than Monthly Repurchased Shares that (i) were purchased in transactions that were negotiated with the seller, or otherwise consummated, in connection with or substantially contemporaneous with any other transaction, agreement or arrangement between Charter and such seller (or its affiliates); (ii) were deemed repurchased or redeemed due to cashless exercise of or payment of withholding taxes with respect to director, officer or employee equity awards of Charter; or (iii) were repurchased or redeemed by Charter from A/N pursuant to the letter agreement, dated as of the date hereof, by and between Charter and A/N, as it may be amended in accordance with the Stockholders Agreement ((i), (ii) and (iii) collectively, the “Excluded Repurchased Shares”)) were repurchased or redeemed by Charter during the Repurchase Period, calculated as the quotient of (i) the aggregate purchase price paid for the Monthly Repurchased Shares (other than Excluded Repurchased Shares) divided by (ii) the number of Monthly Repurchased Shares (other than Excluded Repurchased Shares); provided that if Charter has not repurchased or redeemed shares of Class A Common Stock during the relevant Repurchase Period (other than Excluded Repurchased Shares), the Repurchase Price shall be based on a Bloomberg VWAP methodology to be mutually agreed by Charter and Cox; and

(e)
the number of shares of Class A Common Stock or Common Units that the Cox Parties may sell back to Charter or Charter Holdings, which number shall be calculated as the product of (x) the quotient of (I) the Monthly Repurchased Shares, less the number of shares issued during the Repurchase Period under any employee equity incentive plan (provided this clause (I) shall not be less than 0), divided by (II) the Beginning Monthly Share Balance, multiplied by (y) the Cox Total Shares (such product, the “Potential Repurchase Shares”).  The Cox Parties have the right to designate whether the Potential Repurchase Shares are shares of Class A Common Stock and/or Common Units held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties.

(f)
The “Repurchase Period” shall mean the period ending on (and including) the applicable Monthly Determination Date and beginning on the first day following the prior Monthly Determination Date during which Charter repurchases, redeems or buys back any shares of Class A Common Stock; provided that the Repurchase Period may be modified pursuant to the following paragraph.

3.
No later than the fifth Business Day following the receipt of each Charter Repurchase Notice, Cox will provide notice to Charter (the “Cox Repurchase Notice”) of Cox’s designation, in its sole discretion, as to whether the Potential Repurchase Shares (if any) shall consist (in whole or in part) of (x) shares of Class A Common Stock held by the Cox Parties at such time, (y) Common Units held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties at such time or (z) a combination of shares of Class A Common Stock and Common Units held (or issuable upon the exchange or conversion of Convertible Preferred Units) by the Cox Parties at such time.

4.
On the eighth Business Day following Cox’s receipt of the Charter Repurchase Notice (the “Repurchase Closing Date”), Charter Holdings will settle the exchange of the applicable number of Common Units (which will correspond to either (such number, the “Actual Repurchase Shares”) (i) the number of Potential Repurchase Shares or (ii) if a Suspension Notice is issued by Cox prior to the Repurchase Period, the number of Reduced Repurchase Shares) pursuant to and subject to the provisions of the Amended and Restated Exchange Agreement dated as of the date hereof, between, among others, Charter, Charter Holdings, Cox, Cox NewCo and A/N (as it may be amended or supplemented from time to time, the “Exchange Agreement”)  (and the Amended and Restated Tax Receivables Agreement, dated as of the date hereof, between Charter, CCH II, LLC, A/N and Cox NewCo  if applicable) in cash at the Repurchase Price.

(a)
For the avoidance of doubt, to the extent that the Cox Parties have designated some or all of the Actual Repurchase Shares to consist of shares of Class A Common Stock rather than Common Units, the applicable Cox Party will sell and transfer a number of shares of Class A Common Stock equal to such number of Actual Repurchase Shares to Charter for cash at the Repurchase Price on the Repurchase Closing Date.

(b)
In connection with any repurchase of Common Units or Class A Common Stock, Cox will provide to Charter Holdings or Charter, as applicable, substantially similar representations and warranties and appointment as attorney of Cox as provided in the last two paragraphs of the Exchange Notice provided pursuant to Section 2.1(a) of the Exchange Agreement (with appropriate changes to give effect to the repurchase rather than an exchange).

5.
Termination: Subject to the terms and conditions set forth in Section 3.1(b) of the Stockholders Agreement, this letter agreement shall terminate or be suspended immediately after the occurrence of the first Repurchase Closing Date to occur following the delivery of written notice of termination or suspension by (i) Charter to Cox, (a) prior to the sixth anniversary of the date hereof, if an unforeseen circumstance arises that would cause the continued repurchases pursuant to this letter agreement to result in any significant adverse impact to Charter as determined by Charter in good faith, or (b) at any time after the sixth anniversary of the date hereof, or (ii) by Cox to Charter at any time (each, a “Termination Notice” or “Suspension Notice”, as applicable), except that if the number of Potential Repurchase Shares for such Repurchase Closing Date would be zero (0), such termination or suspension shall be effective immediately upon the delivery of such Termination Notice or Suspension Notice, as applicable; provided, that any Suspension Notice may be revoked at any time, by written notice from the party who issued the Suspension Notice to the other party (a “Revocation Notice”), with effect as of immediately prior to the first Monthly Determination Date after the date specified in such Revocation Notice, which shall be at least 30 days after delivery of such Revocation Notice (the “Reinstatement Date”).  Following the receipt of a Termination Notice, this letter agreement shall forthwith become void and be of no further force and affect; provided that nothing herein shall relieve any party from any liability incurred prior to the date of such termination.  Following the receipt of any Suspension Notice, the rights and obligations of the parties set forth in Sections I.1 through I.4 of this Annex A shall be suspended to the extent specified in the Suspension Notice until such time as a Revocation Notice is issued.  Notwithstanding anything to the contrary herein, Cox may suspend this letter agreement at any time, in whole or in part, in advance of any one or more upcoming Repurchase Periods, by reducing (specifically or otherwise) the number of equity securities (if any) to be repurchased by Charter during such Repurchase Periods (such reduced number of equity securities to be repurchased may be determined by Cox, at Cox’s sole discretion, provided that such number shall not exceed the Potential Repurchase Shares and such equity securities are referred hereto as the “Reduced Repurchase Shares”).  On and from the Reinstatement Date, the rights and obligations of the parties set forth in Sections I.1 through I.4 of this Annex A shall continue in full force and effect.   For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Cox may also, in its sole discretion, elect to increase or decrease the number of shares of Class A Common Stock or Common Units (if any) to be repurchased by Charter in respect of any Repurchase Period pursuant to this letter agreement, provided such amount does not exceed the number of Potential Repurchase Shares in respect of such Repurchase Period.